Exhibit 4.2

EXECUTION COPY

SANCILIO & COMPANY, INC.

SECOND AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

MAY 21, 2014

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5.11	Limitations on Subsequent Registration Rights	25
5.12	Termination of Registration Rights	25

6. Lock-Up		25

6.1	Agreement to Lock-Up	25
6.2	Stop Transfer Instructions	26

7. Term		26

8. Miscellaneous		26

8.1	Additional Parties	26
8.2	Transfers	27
8.3	Successors and Assigns	27
8.4	Governing Law	27
8.5	Counterparts	27
8.6	Titles and Subtitles	27
8.7	Notices	27
8.8	Consent Required to Amend, Terminate or Waive	28
8.9	Delays or Omissions	29
8.10	Severability	29
8.11	Entire Agreement	29
8.12	Legend on Share Certificates	29
8.13	Stock Splits, Stock Dividends, etc.	30
8.14	Manner of Voting	30
8.15	Further Assurances	30
8.16	Dispute Resolution	30
8.17	Costs of Enforcement	31
8.18	Aggregation of Stock	31

Schedule A	-	Preferred Stockholders
Schedule B	-	Common Stockholders
Exhibit A	-	Adoption Agreement

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SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

THIS SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT is made and entered into as of this 21st day of May, 2014 by and among Sancilio & Company, Inc., a Delaware corporation (the “Company”), each holder of the Company’s Series A Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), listed on Schedule A, each holder of the Company’s Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), listed on Schedule A and each holder of the Company’s Series C Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock” and, together with the Series A Preferred Stock and Series B Preferred Stock, the “Preferred Stock”) listed on Schedule A (such holders of Preferred Stock and any subsequent investors, or transferees, who become parties hereto as “Investors” pursuant to Subsections 8.1(a) or 8.2 below, the “Investors”) and each holder of the Company’s Common Stock, par value $0.01 per share (“Common Stock”) listed on Schedule B (together with any subsequent stockholders or any transferees, who become parties hereto as “Common Holders” pursuant to Subsections 8.1(b) or 8.2 below, the “Common Holders”, and together collectively with the Investors, the “Stockholders”).

RECITALS

A. Concurrently with the execution of this Agreement, the Company and certain of the Investors are purchasing shares of the Company’s Series C Preferred Stock. Certain of the Investors are parties to the Amended and Restated Stockholders’ Agreement dated February 17, 2012 by and among the Company and the other parties thereto (the “Prior Agreement”). The parties to the Prior Agreement desire to amend and restate that agreement to provide those Investors purchasing shares of the Company’s Series C Preferred Stock with, among other rights, the right to elect certain members of the board of directors of the Company (the “Board”) in accordance with the terms of this Agreement, information and inspection rights and registration rights.

B. The Second Amended and Restated Certificate of Incorporation of the Company (the “Restated Certificate”) provides that (a) the holders of record of the shares of the Company’s Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect one director of the Company (the “Series A Director”), (b) the holders of record of the shares of the Company’s Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one director of the Company (the “Series B Director”), (c) the holders of record of the shares of the Company’s Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect one director of the Company (the “Series C Director”) and (d) the holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Company (the “Generally Elected Directors”).

C. The parties also desire to enter into this Agreement to set forth their agreements and understandings with respect to the matters, rights and obligations set forth herein;

NOW, THEREFORE, the parties agree as follows:

1. Voting Provisions.

1.1 Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at seven (7) directors. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2 Board Composition. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(a) One person designated by Investors holding a majority of the outstanding shares of Series A Preferred Stock held by all Investors, to be the Series A Director, which individual shall initially be Frederick D. Sancilio;

(b) One person designated by Investors holding a majority of the outstanding shares of Series B Preferred Stock held by all Investors, to be the Series B Director, which individual shall initially be Kelly Perkins;

(c) One person designated by Signet Healthcare Partners QP Partnership III LP and Signet Healthcare Partners Accredited Partnership III LP (together, “Signet”), to be the Series C Director, for so long as Signet and its Affiliates (as defined below) continue to own beneficially at least 500,000 shares of Series C Preferred Stock of the Company, which number is subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like, which individual shall initially be Martin Zeiger;

(d) One person designated by Common Holders holding a majority of the outstanding shares of Common Stock held by all Common Holders, to be a Generally Elected Director, which individual shall initially be Roderick Jackson; and

(e) Three persons, each of whom is not otherwise an Affiliate of the Company or of any Stockholder, who are mutually acceptable to the other members of the Board, to be Generally Elected Directors, which individuals shall initially be Alan Dunton, Dennis Langer and Patrick Gray (such persons and their successors, the “Independent Directors”).

For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.3 Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

1.4 Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Subsections 1.2 or 1.3 of this Agreement may be removed from office other than for cause unless (i) such removal is directed or approved by the affirmative vote of the Person or Persons entitled under Subsection 1.2 to designate that director or (ii) the Person(s) originally entitled to designate or approve such director pursuant to Subsection 1.2 is no longer so entitled to designate or approve such director;

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Subsections 1.2 or 1.3 shall be filled pursuant to the provisions of this Section 1; and

(c) upon the request of any party entitled to designate a director as provided in Subsection 1.2 to remove such director, such director shall be removed.

All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

1.5 No Liability for Election of Recommended Directors. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

1.6 Board Matters. The Company shall compensate each Generally Elected Director for his or her service on the Board and any committees thereof at market rates, as determined by the other members of the Board. The Company shall not compensate any other director for his or her service on the Board or any committee thereof. The Company shall reimburse the directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy in effect from time to time) in connection with attending meetings of the Board and meetings of any committees thereof. The Company shall cause to be established, as soon as practicable after the date hereof, and will maintain, an audit committee and a compensation committee, each of which shall consist solely of non-management directors. The Series C Director shall at all times be entitled to serve on the compensation committee and the audit committee; provided that if the Series C Director is not serving on the audit committee, the Series C Director may attend meetings of the audit committee in an observational capacity.

1.7 Vote to Increase Authorized Common Stock. Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

2. Drag-Along Right.

2.1 Definitions. A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Restated Certificate.

2.2 Actions to be Taken. In the event that (i) either (A) the holders of a majority of the shares of Series C Preferred Stock or (B) in the case of a Sale of the Company which will result in the holders of Series C Preferred Stock receiving an aggregate amount of proceeds per share pursuant to Section 2 of Part B of Article FOURTH of the Restated Certificate that, when added to any dividends per share previously paid on account of shares of Series C Preferred Stock, exceeds $11.330853 per share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification or similar event affecting the Series C Preferred Stock), the holders of a majority of the shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class on an as-converted to Common Stock basis (as applicable, the “Selling Investors”), and (ii) the Board of Directors approve a Sale of the Company in writing, specifying that this Section 2 shall apply to such transaction, then each Stockholder and the Company hereby agree:

(a) if such transaction requires stockholder approval, with respect to all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Restated Certificate required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b) if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Stockholder as is being sold by the Selling Investors to the Person to whom the Selling Investors propose to sell their Shares, and, except as permitted in Subsection 2.3 below, on the same terms and conditions as the Selling Investors;

(c) to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Section 2, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(d) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquirer in connection with the Sale of the Company;

(e) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(f) if the consideration to be paid in exchange for the Shares pursuant to this Section 2 includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act (as defined below), the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

(g) in the event that the Selling Investors, in connection with such Sale of the Company, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the Stockholders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Stockholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Stockholders, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other Stockholder with respect to any action or inaction taken or failed to be taken by the Stockholder Representative in connection with its service as the Stockholder Representative, absent fraud or willful misconduct.

2.3 Exceptions. Notwithstanding the foregoing, a Stockholder will not be required to comply with Subsection 2.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(a) the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Stockholders in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Stockholder in connection with such Proposed Sale; and

(b) upon the consummation of the Proposed Sale, (i) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (iv) unless the holders of at least 75% of the voting power of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as converted to Common Stock basis, elect to receive a lesser amount by written notice given to the Company at least 10 days prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Company’s Certificate of Incorporation in effect immediately prior to the Proposed Sale; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for the Shares held by the Common Holders or Shares held by the Investors, as applicable, pursuant to this Subsection 2.3 includes any securities and due receipt thereof by any Common Holder or Investor would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Common Holder or Investor of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Common Holder or Investor in lieu thereof, against surrender of the Common Holder Shares or Investor Shares, as applicable, which would have otherwise been sold by such Common Holder or Investor, an amount in cash equal to the fair value (as determined by an independent third party valuation agent selected in good faith by the Company) of the securities which such Common Holder or Investor would otherwise receive as of the date of the issuance of such securities in exchange for the Common Holder Shares or Investor Shares, as applicable.

2.4 Restrictions on Sales of Control of the Company. No Stockholder shall be a party to any Stock Sale unless all holders of Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Company’s Certificate of Incorporation in effect immediately prior to the Stock Sale (as if such transaction were a Deemed Liquidation Event), unless the holders of at least 75% of the voting power of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as converted to Common Stock basis, elect otherwise by written notice given to the Company at least 10 days prior to the effective date of any such transaction or series of related transactions.

3. Remedies.

3.1 Covenants of the Company and the Stockholders. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement. Except as provided in this Agreement, each Stockholder agrees not to deposit, and to cause their Affiliates not to deposit, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares.

3.2 Irrevocable Proxies.

(a) Each party to this Agreement hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to the Generally Elected Directors, and each of them, with full power of substitution, with respect to the following items: (i) election of persons as members of the Board in accordance with Section 1.2 hereto, (ii) votes to increase authorized shares pursuant to Section 1.7 hereto, and (iii) votes regarding any Sale of the Company pursuant to Section 2 hereof, and hereby authorizes each of them to represent and vote, if and only if the party fails to vote, or attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of (x) the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or the increase of authorized shares or (y) approval of any Sale of the Company pursuant to and in accordance with the terms and provisions of Sections 1 and 2, respectively, of this Agreement or to take any action necessary to effect Sections 1 and 2, respectively, of this Agreement. Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 7 hereof. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 7 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

(b) In addition to the other rights and obligations set forth in this Agreement, including Section 3.2(a), each Stockholder, other than holders of Series B Preferred Stock, Series B PIK Dividend Shares and Series C Preferred Stock, desires to create and grant to Frederick D. Sancilio (the “Proxy Holder”) a proxy coupled with an interest which shall be irrevocable pursuant to Section 212 of the Delaware General Corporation Law. Each Stockholder, other than holders of Series B Preferred Stock, Series B PIK Dividend Shares and Series C Preferred Stock (each, for purposes of this Section 3.2(b), a “Grantor”), hereby irrevocably constitutes and appoints the Proxy Holder as such Grantor’s exclusive attorney-in-fact and proxy (the “Proxy”) to vote, or to execute and deliver written consents or otherwise act on such Grantor’s behalf with respect to all Shares owned by such Grantor, or over which such Grantor has voting control (the “Proxy Shares”), as if Grantor had personally attended such a meeting and had personally voted the Proxy Shares in such vote or had personally signed such written consent or written consents. Grantor shall not vote the Proxy Shares without Proxy Holder’s written consent. The Proxy Holder is hereby authorized to attend, and vote the Proxy Shares in any vote at, any and all meetings of the stockholders of the Company, and any adjournments thereof, and to execute any and all written consents of stockholders of the Company to be executed on or after this date for any purpose. Each Grantor hereby affirms that this Proxy is given as a condition of the agreements set forth herein, and was granted in return for valuable consideration, and as such is coupled with an interest and is irrevocable. Grantor shall not revoke or attempt to revoke the Proxy at any time prior to the termination of this Agreement, whether in writing or otherwise. Attendance by Grantor at any meeting of the stockholders of the Company at which there will be a vote shall not constitute revocation of the Proxy. Grantor shall cooperate with the Proxy Holder to enable the Proxy Holder to vote the Proxy Shares or give written consents with respect thereto and shall execute all such documentation and take all such action as such Proxy Holder may reasonably request, in order to carry out the intention of this Agreement.

3.3 Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

3.4 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4. Right of First Refusal; Restriction on Transfer; Rights to Future Stock Issuances; Certain Company Covenants.

4.1 Non-Complying Transfers Prohibited. Each holder of Series A Preferred Stock and Common Stock (other than Common Stock issued upon conversion of any Series B Preferred Stock or Series C Preferred Stock or any Series B PIK Dividend Shares) understands and agrees that it may not, without the prior written consent of the Company, sell, assign, transfer, exchange, gift, devise, pledge, hypothecate, encumber or otherwise alienate or dispose of any Shares owned by it or any right or interest therein, whether voluntarily or involuntarily, by operation of law or otherwise (collectively, a “Transfer”), unless such Transfer is made to the Company. Each holder of Series B Preferred Stock and each holder of Series C Preferred Stock understands and agrees that it may not Transfer any shares of Series B Preferred Stock (or Common Stock issued upon conversion of Series B Preferred Stock or any Series B PIK Dividend Shares) or Series C Preferred Stock, except in accordance with this Section 4. Any such purported Transfer in violation of any provision of this Agreement and all actions by the purported transferor and transferee in connection therewith shall be of no force or effect. The Company shall not be required to recognize such purported Transfer for any purpose, including, without limitation, for purposes of dividend and voting rights.

4.2 Right of First Refusal on Voluntary Transfers of Series B Preferred Stock and Certain Voluntary Transfers of Series C Preferred Stock.

(a) No holder of Series B Preferred Stock (a “Series B Holder”) may transfer any shares of Series B Preferred Stock or any Series B PIK Dividend Shares other than pursuant to a bona fide offer for such Shares (the “Series B Offer”) and pursuant to this Section 4.2. No holder of Series C Preferred Stock (a “Series C Holder”) may transfer any shares of Series C Preferred Stock to any person that the Independent Directors reasonably and in good faith determine is directly or indirectly engaged in developing or marketing products, whether such products have obtained regulatory approval or are in clinical development, which are competitive with any of the Company’s products, other than pursuant to a bona fide offer for such Shares from such Person (the “Competitor’s Series C Offer”) and pursuant to this Section 4.2. Upon the request of a Series C Holder made to the Independent Directors for a determination on whether a proposed transferee is such a competitor of the Company, the Independent Directors shall make such determination within five (5) days of such request. Series B Offers and Competitor’s Series C Offers are sometimes referred to herein as “Offers”. For the avoidance of doubt, any Series C Holder may transfer shares of Series C Preferred Stock to any person who is not determined by the Independent Directors to be such a competitor without complying with the provisions of this Section 4.2. In the event that a Series B Holder or Series C Holder (the “Proposed Seller”) intends to sell, assign, transfer or otherwise voluntarily alienate or dispose of any shares of Series B Preferred Stock or Series B PIK Dividend Shares pursuant to a Series B Offer or shares of Series C Preferred Stock pursuant to a Competitor’s Series C Offer, such Proposed Seller shall give written notice (the “Seller’s Notice”) to the Company stating that the Proposed Seller intends to make such a transfer, identifying the proposed transferee (the “Proposed Transferee”), specifying the number of Shares (the “First Refusal Shares”) proposed to be transferred pursuant to such Offer, and specifying the per share purchase price which the Proposed Transferee has offered to pay for the First Refusal Shares (the “Sale Price”). A copy of the Offer shall be attached to the Seller’s Notice.

(b) Upon delivery of the Seller’s Notice, the Company shall have the irrevocable and exclusive option to purchase all (but not less than all) of the First Refusal Shares at the Sale Price. Upon delivery of the Seller’s Notice, the Company shall have thirty (30) days to deliver to the Proposed Seller a written notice stating whether it elects to exercise its option under this Section 4.2, and such notice shall constitute an irrevocable commitment to purchase such First Refusal Shares, subject only to such conditions as were contained in the Offer.

(c) The closing of the sale of First Refusal Shares to the Company shall occur on or before the tenth (10th) business day following the expiration of all of the first refusal rights under this Section 4.2. At such closing, the Proposed Seller shall deliver a certificate or certificates representing the First Refusal Shares, properly endorsed for transfer, and the Company shall deliver payment of the purchase price therefor.

(d) If any First Refusal Shares are not elected to be purchased pursuant to this Section 4.2, then the Proposed Seller shall be free, for a period of ninety (90) days from the expiration of all of the first refusal rights under this Section 4.2, to sell the remaining First Refusal Shares to the Proposed Transferee, at a price equal to or greater than the Sale Price and upon terms no more favorable to the Proposed Transferee than those specified in the Seller’s Notice. Any transfer of the remaining First Refusal Shares by the Proposed Seller after the end of such 90-day period or any material change in the terms of the sale as set forth in the Seller’s Notice which are more favorable to the Proposed Transferee shall give rise anew to the rights provided in the preceding paragraphs. As a condition to the effectiveness of a transfer of Shares to a Proposed Transferee pursuant hereto, the Proposed Transferee shall agree in writing to become a Stockholder and party to and be bound by all of the provisions of this Agreement and shall thereafter be permitted to transfer Shares only in accordance with this Agreement.

(e) Notwithstanding anything in this Agreement to the contrary, if the Company elects to purchase any or all of the First Refusal Shares, the Company shall have the right to purchase the First Refusal Shares for cash consideration whether or not part or all of the consideration specified in the Seller’s Notice is other than cash. If part or all of the consideration to be paid for the First Refusal Shares as stated in the Seller’s Notice is other than cash, the price stated in such Seller’s Notice shall be deemed to be the sum of the cash consideration, if any, specified in the Seller’s Notice, plus the fair market value of the non-cash consideration. The fair market value of the non-cash consideration shall be determined by an independent third party valuation agent selected in good faith by the Company, which shall be binding upon the Proposed Seller.

(f) Notwithstanding this Section 4.2, each Series B Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of their Shares or any beneficial interest therein, or to assign any of such Series B Holder’s rights under the Agreement, to a Competitor (as defined below), without the written consent of the Company. For the purposes of this Agreement, “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in a business that is competitive to that of the Company, but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than 20% of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the Board of Directors of any Competitor.

4.3 Transfers to Permitted Transferees . The restrictions on transfer contained in Sections 4.1 and 4.2 shall not apply to transfers by a Series B Holder or Series C Holder to any Affiliate, member, principal, stockholder, partner or successor of such Series B Holder or Series C Holder (collectively, “Permitted Transferees”); provided, however, that in any such event the Shares so transferred in the hands of each such Permitted Transferee shall remain subject to the provisions of this Agreement, and each such Permitted Transferee shall so acknowledge in writing as a condition precedent to the effectiveness of such transfer. Additionally, in connection with a transfer by a Series C Holder of shares of Series C Preferred Stock that is not subject to the provisions of Section 4.2, such Shares shall remain subject to the provisions of this Agreement, and each such transferee shall so acknowledge in writing as a condition precedent to the effectiveness of such transfer. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 4 shall not apply to the sale of any Shares (a) to the public in an offering pursuant to an effective registration statement under the Securities Act or (b) pursuant to a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation).

4.4 Rights to Future Stock Issuances.

(a) Subject to the terms and conditions of this Subsection 4.4 and applicable securities laws, if the Company proposes to offer or sell any securities (the “New Securities”), then the holders of Series A Preferred Stock, the Series B Holders and the Series C Holders (collectively, the “Preemptive Rights Holders”) will have a right to purchase an amount equal to their pro rata portion (as set forth below) of the New Securities.

(b) The Company shall give notice (the “New Securities Offer Notice”) to each Preemptive Rights Holder stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(c) By notification to the Company within twenty (20) days after the New Securities Offer Notice is given, each Preemptive Rights Holder may elect to purchase or otherwise acquire, at the price and on the terms specified in the New Securities Offer Notice, up to that pro rata portion of such New Securities which equals the proportion that the sum of (i) the Common Stock issued and held by such Preemptive Rights Holder plus (ii) the Common Stock issuable (directly or indirectly) to such Preemptive Rights Holder upon conversion and/or exercise, as applicable, of Preferred Stock (excluding, for this purpose, any Series B PIK Dividend Shares, as such term is defined in the Company’s Restated Certificate, unless such shares are actually issued and outstanding) and of any other securities convertible into or exercisable for capital stock of the Company, bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all outstanding options, warrants or other convertible securities and Preferred Stock). The closing of any sale pursuant to this Subsection 4.4(c) shall occur within the later of ninety (90) days of the date that the New Securities Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.4(b).

(d) If all New Securities referred to in the New Securities Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.4(c), the Company may, during the ninety (90) day period following the expiration of the periods provided in Subsection 4.4(c), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the New Securities Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within the later of (i) thirty (30) days of the execution thereof or (ii) such ninety (90) day period, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the holders of Series B Preferred Stock in accordance with this Subsection 4.4.

(e) The right of first offer in this Subsection 4.4 shall not be applicable to the issuance of (i) Exempted Securities (as defined in the Company’s Restated Certificate); and (ii) shares of Common Stock issued in the Company’s initial public offering (the “IPO”).

(f) The covenants set forth in Subsection 4.4 shall terminate and be of no further force or effect immediately before the consummation of an IPO or Sale of the Company.

4.5 Information and Observer Rights.

(a) Delivery of Financial Statements. The Company shall deliver to each Series C Holder:

(i) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined in Subsection 4.5(a)(4)) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements (but not such comparisons) audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(ii) as soon as practicable, but in any event within sixty (60) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(iii) as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(iv) as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board of Directors and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(v) as soon as practicable following the end of each fiscal year of the Company, but in any event within thirty (30) days after the end of such fiscal year of the Company, a report prepared by an independent valuation expert and adopted by the Board detailing the results and methodology of a valuation of each type of outstanding equity security of the Company as of the end of such fiscal year;

(vi) any report prepared by an independent valuation expert for the Company detailing the results and methodology of a valuation of any of the outstanding equity securities of the Company, promptly following receipt by the Company thereof; and

(vii) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Series C Holder may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Subsection 4.5(a) to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Subsection 4.5(a) to the contrary, the Company may cease providing the information set forth in this Subsection 4.5(a) during the period starting with the date forty-five (45) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC (as defined below) rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 4.5(a) shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

(b) Inspection. The Company shall permit Series C Holder, at such Series C Holder’s expense, to visit and inspect the Company’s properties, examine its books of account and records, and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Series C

Holder; provided, however, that the Company shall not be obligated pursuant to this Subsection 4.5(b) to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

(c) Termination of Information Rights. The covenants set forth in Subsection 4.5(a) and Subsection 4.5(b) shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, or (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Restated Certificate, whichever event occurs first.

(d) Confidentiality. Each Series C Holder agrees that such Series C Holder will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 4.5(d) by such Series C Holder), (b) is or has been independently developed or conceived by the Series C Holder without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Series C Holder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Series C Holder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, provided that such Series C Holder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; (ii) to any prospective purchaser of any Shares from such Series C Holder, if such prospective purchaser agrees to be bound by the provisions of this Subsection 4.5(d); (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Series C Holder in the ordinary course of business, provided that such Series C Holder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Series C Holder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure, and provided, further, that the Series C Holder shall be liable for any breach of the confidentiality provisions contained in this Section 4.5 by any Person to which the Series C Holder discloses confidential information pursuant to the foregoing clauses (i), (ii) or (iii).

4.6 Employee Agreements. The Company will (i) cause each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement; (ii) use commercially reasonable efforts to cause each executive-level employee (including division director and vice president-level positions) employed by the Company as of the date hereof and each employee employed by the Company as of the date hereof who either alone or in concert with others develops, invents, programs or designs any material intellectual property for the Company to enter into a one (1) year noncompetition and nonsolicitation agreement, substantially in the form approved by the Board of Directors; and (iii) cause each executive-level employee (including division director and vice president-level positions) hired by the Company after the date hereof and each employee hired by the Company after the date hereof who either alone or in concert with others develops, invents, programs or designs any material intellectual property for the Company to enter into a one (1) year noncompetition and nonsolicitation agreement, substantially in the form approved by the Board of Directors, except as otherwise approved by the Board of Directors, including the Series C Director. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of the Series C Director.

4.7 Insurance. The Company shall use its commercially reasonable efforts to obtain, within ninety (90) days of the date hereof, from financially sound and reputable insurers (a) Directors and Officers liability insurance in an amount and on terms and conditions satisfactory to the Board of Directors and (b) term “key-person” insurance on Fred Sancilio in an amount equal to at $2 million, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board of Directors determines that such insurance should be discontinued. The key-person policy shall name the Company as loss payee, and neither policy shall be cancelable by the Company without prior approval by the Board of Directors, including the Series C Director.

5. Registration Rights.

5.1 Definitions.

(a) “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

(b) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(c) “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

(d) “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

(e) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f) “Initiating Holders” means, collectively, Investors who properly initiate a registration request under this Agreement.

(g) “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock, (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof, and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 8.2, and excluding any shares for which registration rights have terminated pursuant to Subsection 5.12 of this Agreement.

(h) “SEC” means the Securities and Exchange Commission.

(i) “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

(j) “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

(k) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(l) “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Investor, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 5.7.

5.2 Demand Registration.

(a) Form S-1 Registration. If at any time after the earlier of (i) three (3) years after the date of this Agreement and (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Investors holding at least twenty percent (20%) of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement, then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Investors other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Investors, as specified by notice given by each such Investor to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 5.2(c) and 5.4.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Investors holding at least twenty percent (20%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Investors having an anticipated aggregate offering price, net of Selling Expenses, of at least $3 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Investors other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Investors, as specified by notice given by each such Investor to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 5.2(c) and 5.4.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Investors requesting a registration pursuant to this Subsection 5.2 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than sixty (60) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60) day period other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 5.2(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected one registration pursuant to Subsection 5.2(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 5.2(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 5.2(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 5.2(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 5.2(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 5.7, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 5.2(d).

5.3 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Investors) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Investor notice of such registration. Upon the request of each Investor given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 5.4, cause to be registered all of the Registrable Securities that each such Investor has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 5.3 before the effective date of such registration, whether or not any Investor has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 5.7.

5.4 Underwriting Requirements.

(a) If, pursuant to Subsection 5.2, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 5.2, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Initiating Holders, subject only to the reasonable approval of the Company. In such event, the right of any Investor to include such Investor’s Registrable Securities in such registration shall be conditioned upon such Investor’s participation in such underwriting and the inclusion of such Investor’s Registrable Securities in the underwriting to the extent provided herein. All Investors proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 5.5(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 5.4, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Investor holding of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Investors holding of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Investor or in such other proportion as shall mutually be agreed to by all such selling Investors; provided, however, that the number of Registrable Securities held by the Investors to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Investor to the nearest one hundred (100) shares.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 5.3, the Company shall not be required to include any of the Investors’ Registrable Securities in such underwriting unless the Investors accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Investors in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Investor or in such other proportions as shall mutually be agreed to by all such selling Investors. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Investor to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below twenty-five percent (25%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Investors may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Subsection 5.4(b) concerning apportionment, for any selling Investor that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Investor, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Investor,” and any pro rata reduction with respect to such “selling Investor” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Investor,” as defined in this sentence.

(c) For purposes of Subsection 5.2, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 5.4(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Investors have requested to be included in such registration statement are actually included.

5.5 Obligations of the Company. Whenever required under this Section 5 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Investors holding a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Investor refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to ninety (90) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Investors such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Investors may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Investors; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Investors, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Investors, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Investor, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Investor of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

5.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 5 with respect to the Registrable Securities of any selling Investor that such Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Investor’s Registrable Securities.

5.7 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 5, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Investors (“Selling Investor Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 5.2 if the registration request is subsequently withdrawn at the request of the Investors holding a majority of the Registrable

Securities to be registered (in which case all selling Investors shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Investors of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsections 5.2(a) or 5.2(b), as the case may be; provided further that if, at the time of such withdrawal, the Investors shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Investors at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Investors shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsections 5.2(a) or 5.2(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 5 shall be borne and paid by the Investors pro rata on the basis of the number of Registrable Securities registered on their behalf.

5.8 Delay of Registration. No Investor shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 5.

5.9 Indemnification. If any Registrable Securities are included in a registration statement under this Section 5:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Investor, and the partners, members, officers, directors, and stockholders of each such Investor; legal counsel and accountants for each such Investor; any underwriter (as defined in the Securities Act) for each such Investor; and each Person, if any, who controls such Investor or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Investor, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 5.9(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Investor, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Investor, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Investor selling securities in such registration statement, and any controlling Person of any such underwriter or other Investor, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Investor expressly for use in connection with such registration; and each such selling Investor will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 5.9(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Investor, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Investor by way of indemnity or contribution under Subsections 5.9(b) and 5.9(d) exceed the proceeds from the offering received by such Investor (net of any Selling Expenses paid by such Investor), except in the case of fraud or willful misconduct by such Investor.

(c) Promptly after receipt by an indemnified party under this Subsection 5.9 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 5.9, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 5.9 to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 5.9.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 5.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 5.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 5.9, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Investor will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Investor pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall an Investor’s liability pursuant to this Subsection 5.9(d), when combined with the amounts paid or payable by such Investor pursuant to Subsection 5.9(b), exceed the proceeds from the offering received by such Investor (net of any Selling Expenses paid by such Investor), except in the case of willful misconduct or fraud by such Investor.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Investors under this Subsection 5.9 shall survive the completion of any offering of Registrable Securities in a registration under this Section 5, and otherwise shall survive the termination of this Agreement.

5.10 Reports Under Exchange Act. With a view to making available to the Investors the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit an Investor to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) use commercially reasonable efforts to make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Investor, so long as the Investor owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Investor of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

5.11 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Investors holding a majority of the shares of Series C Preferred Stock then held by all Investors, enter into any agreement with any holder or prospective holder of any securities of the Company that (i) would allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Investors that are included; or (ii) would allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Subsection 8.1(a).

5.12 Termination of Registration Rights. The right of any Investor to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 5.2 or 5.3 shall terminate (a) upon the closing of a Deemed Liquidation Event, as such term is defined in the Company’s Restated Certificate, as further amended and/or restated from time to time, and (b) with respect to any particular Registrable Securities, at such time as (i) a registration statement covering such securities has been declared effective by the SEC and such securities have been disposed of pursuant to such effective registration statement, (ii) such securities are sold under circumstances in which all of the applicable conditions of SEC Rule 144 (or any similar provisions then in force) under the Securities Act are met, (iii) such securities are otherwise transferred and such securities may be resold without subsequent registration under the Securities Act or (iv) such securities are eligible for sale by the holder thereof without volume restrictions pursuant to SEC Rule 144.

6. Lock-Up.

6.1 Agreement to Lock-Up. Each Stockholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days), or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto) (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock held immediately prior to the effectiveness of the registration statement for the IPO or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the capital stock of the Company, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of capital stock or other securities, in cash or otherwise. The foregoing provisions of this Section 6 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement or shares acquired in the Company’s IPO or in open market transactions on or after the closing of the IPO, and shall only be applicable to the Stockholders if all officers and directors (regardless of percentage ownership) and holders of more than one percent (1%) of the outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock) enter into similar agreements. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 6 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Stockholder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 6 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any lockup agreement entered into in connection with the IPO by the Company or any underwriter shall apply to the same extent and with respect to the same percentage of Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock) of each Stockholder as the percentage that the released shares of Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock) bear to all of the shares of Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock) held by the holder of the released shares.

6.2 Stop Transfer Instructions. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of capital stock of each Stockholder (and transferees and assignees thereof) until the end of such restricted period.

7. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the consummation of the Company’s first underwritten public offering of its Common Stock (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction); (b) the consummation of a Sale of the Company and distribution of proceeds to or escrow for the benefit of the Stockholders in accordance with the Restated Certificate, provided that the provisions of Section 3 hereof will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 2 with respect to such Sale of the Company; (c) termination of this Agreement in accordance with Subsection 8.8 below.

8. Miscellaneous.

8.1 Additional Parties. Notwithstanding anything to the contrary contained herein, if the Company issues after the date hereof additional shares of (a) any series of Preferred Stock, including Series A Preferred Stock or Series B Preferred Stock, or (b) Common Stock as a result of any exercise of any options issued to any employees, consultants or directors, as a condition to the issuance of such shares the Company shall require that such person or entity become a party to this Agreement by executing and delivering (i) the Adoption Agreement attached to this Agreement as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor and Stockholder hereunder. In either event, each such person shall thereafter be deemed an Investor (if becoming a party to this Agreement under clause (a) of this Section 8.1), a Common Holder (if becoming a party to this Agreement under clause (b) of this Section 8.1) and a Stockholder for all purposes under this Agreement.

8.2 Transfers. Subject to Section 4 of this Agreement, each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Stockholder, or Common Holder and Stockholder, as applicable. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of Section 4 and this Subsection 8.2. Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Subsection 8.12.

8.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.4 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware.

8.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including PDF) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 8.7. If notice is given to the Company, a copy shall also be sent to Sancilio & Company, Inc., 3874 Fiscal Court, Suite 200, Riviera Beach, FL 33404, Attn: President.

8.8 Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company; (b) the holders of 51% of the shares of Common Stock issued or issuable upon conversion of the shares of Series A Preferred Stock held by the Investors (voting as a single class and on an as-converted basis); (c) the holders of 51% of the shares of Common Stock issued or issuable upon conversion of the shares of Series B Preferred Stock held by the Investors (voting as a single class and on an as-converted basis, but excluding for this purpose any Series B PIK Dividend Shares), (d) the holders of 51% of the shares of Common Stock issued or issuable upon conversion of the shares of Series C Preferred Stock held by the Investors (voting as a single class) and (e) the Common Holders holding 51% of the Shares then held by the Common Holders who are then providing services to the Company as officers, employees, directors or consultants, if any. Notwithstanding the foregoing:

(a) this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor or Common Holder without the written consent of such Investor or Common Holder unless such amendment, termination or waiver applies to all Investors or Common Holders, as the case may be, in the same fashion;

(b) the consent of the Common Holders shall not be required for any amendment or waiver if such amendment or waiver either (A) is not directly applicable to the rights of the Common Holders hereunder or (B) does not adversely affect the rights of the Common Holders in a manner that is different than the effect on the rights of the other parties hereto

(c) Schedules A and B hereto may be amended by the Company from time to time without the consent of the other parties hereto;

(d) any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party; and

(e) Subsections 1.2(a) of this Agreement shall not be amended or waived without the written consent of Frederick D. Sancilio.

The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Subsection 8.8 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver. For purposes of this Subsection 8.8, the requirement of a written instrument may be satisfied in the form of an action by written consent of the Stockholders circulated by the Company and executed by the Stockholder parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

8.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.11 Entire Agreement. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated to read in its entirety as set forth in this Agreement. This Agreement (including the Exhibits hereto), that certain Letter Agreement among the Company and certain Stockholders and the Restated Certificate constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

8.12 Legend on Share Certificates. Each certificate representing any Shares issued after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A STOCKHOLDERS’ AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT STOCKHOLDERS AGREEMENT, ()MG CERTAIN RESTRICTIONS ON

TRANSFER AND OWNERSHIP AND AN IRREVOCABLE PROXY, IF APPLICABLE, SET FORTH THEREIN.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by this Subsection 8.12 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Subsection 8.12 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

8.13 Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Subsection 8.12.

8.14 Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

8.15 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

8.16 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

8.17 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

8.18 Aggregation of Stock. All Shares held or acquired by a Stockholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Stockholders’ Agreement as of the date first written above.

SANCILIO & COMPANY, INC.

By: /s/ Frederick D. Sancilio
Name: Frederick D. Sancilio
Title: President & Chief Executive Officer

COMMON HOLDERS:

Signature:	/s/ Frederick D. Sancilio
Name: Frederick D. Sancilio

Signature:	/s/ Carolyn A. Sancilio
Name: Carolyn A. Sancilio

Signature:	/s/ Thorsteinn Thorsteinsson
Name: Thorsteinn Thorsteinsson

Signature:	/s/ Alan W. Dunton
Name: Alan W. Dunton

Signature:	/s/ Dennis H. Langer
Name: Dennis H. Langer

Signature:	/s/ Roderick P. Jackson
Name: Roderick P. Jackson

Signature:	/s/ Patrick M. Gray
Name: Patrick M. Gray

SIGNATURE PAGE TO STOCKHOLDER’S AGREEMENT

INVESTORS:

Signature:	/s/ Frederick D. Sancilio
Name: Frederick D. Sancilio

Signature:	/s/ Carolyn A. Sancilio
Name: Carolyn A. Sancilio

LIGHTHOUSE AGGRESSIVE GROWTH FUND, LP

By:	/s/ J. Scott Perkins
Name: J. Scott Perkins
Title: Exec. Managing Director

ABCD TRUST

By:	/s/ Bruce M. Crawford
Name: Bruce M. Crawford
Title: Trustee

SIGNET HEALTHCARE PARTNERS QP PARTNERSHIP III LP

By: SIGNET HEALTHCARE GP III, L.P., its General Partner

By: SIGNET HOLDINGS, LLC, its General Partner

By:	/s/ James C. Gale
Name: James C. Gale
Title: Chief Investment Officer

SIGNATURE PAGE TO STOCKHOLDER’S AGREEMENT

SIGNET HEALTHCARE PARTNERS ACCREDITED PARTNERSHIP III LP

By: SIGNET HEALTHCARE GP III, L.P., its General Partner

By: SIGNET HOLDINGS, LLC, its General Partner

By:	/s/ James C. Gale
Name: James C. Gale
Title: Chief Investment Officer

THE HARTFORD SMALL COMPANY FUND

By: Wellington Management Company, LLP, as investment adviser

By:	/s/ Steven M. Hoffman
Name: Steven M. Hoffman
Title: Vice President and Counsel
Email: seclaw@wellington.com

HARTFORD SMALL COMPANY HLS FUND

By: Wellington Management Company, LLP, as investment adviser

By:	/s/ Steven M. Hoffman
Name: Steven M. Hoffman
Title: Vice President and Counsel
Email: seclaw@wellington.com

SIGNATURE PAGE TO STOCKHOLDER’S AGREEMENT

QUISSETT INVESTORS (BERMUDA) L.P.

By: Wellington Management Company, LLP, as investment adviser

By:	/s/ Steven M. Hoffman
Name: Steven M. Hoffman
Title: Vice President and Counsel
Email: seclaw@wellington.com

QUISSETT PARTNERS, L.P.

By: Wellington Management Company, LLP, as investment adviser

By:	/s/ Steven M. Hoffman
Name: Steven M. Hoffman
Title: Vice President and Counsel
Email: seclaw@wellington.com

BAY POND PARTNERS, L.P.

By: Wellington Management Company, LLP, as investment adviser

By:	/s/ Steven M. Hoffman
Name: Steven M. Hoffman
Title: Vice President and Counsel
Email: seclaw@wellington.com

SIGNATURE PAGE TO STOCKHOLDER’S AGREEMENT

BAY POND INVESTORS (BERMUDA) L.P.

By: Wellington Management Company, LLP, as investment adviser

By:	/s/ Steven M. Hoffman
Name: Steven M. Hoffman
Title: Vice President and Counsel
Email: seclaw@wellington.com

ITHAN CREEK MASTER INVESTORS (CAYMAN) L.P.

By: Wellington Management Company, LLP, as investment adviser

By:	/s/ Steven M. Hoffman
Name: Steven M. Hoffman
Title: Vice President and Counsel
Email: seclaw@wellington.com

SIGNATURE PAGE TO STOCKHOLDER’S AGREEMENT

SCHEDULE A

PREFERRED STOCKHOLDERS

Name and Address	Number of Shares Held
Frederick D. Sancilio **** ****	90,000 (9,000,000 as-converted)

Carolyn A. Sancilio **** ****	14,463 (1,446,300 as-converted)

Stephen Porter **** ****	2,501 (250,100 as-converted)

Lighthouse Aggressive Growth Fund, LP 3801 PGA Boulevard Suite 500 Palm Beach Gardens, FL 33410	13,093 (1,309,300 as-converted)

ABCD Trust, Bruce Crawford, Trustee **** ****	2,311 (231,100 as-converted)

The Hartford Small Company Fund

c/o Wellington Management Company, LLP

280 Congress Street

Boston, MA 02210

Attention: Emily Babalas

Telephone No: +1-617-790-7770 Fax No: +1-617-289-5699

Email Address: seclaw@wellington.com

92,973 (92,973 as-converted)

Hartford Small Company HLS Fund

c/o Wellington Management Company, LLP

280 Congress Street

Boston, MA 02210

Attention: Emily Babalas

Telephone No: +1-617-790-7770 Fax No: +1-617-289-5699

Email Address: seclaw@wellington.com

92,420 (92,420 as-converted)

Quissett Investors (Bermuda) L.P.

c/o Wellington Management Company, LLP

280 Congress Street

Boston, MA 02210

Attention: Emily Babalas

Telephone No: +1-617-790-7770 Fax No: +1-617-289-5699

Email Address: seclaw@wellington.com

249,654 (249,654 as-converted)

Quissett Partners, L.P.

c/o Wellington Management Company, LLP

280 Congress Street

Boston, MA 02210

Attention: Emily Babalas

Telephone No: +1-617-790-7770 Fax No: +1-617-289-5699

Email Address: seclaw@wellington.com

226,909 (226,909 as-converted)

Bay Pond Partners, L.P.

c/o Wellington Management Company, LLP

280 Congress Street

Boston, MA 02210

Attention: Emily Babalas

Telephone No: +1-617-790-7770 Fax No: +1-617-289-5699

Email Address: seclaw@wellington.com

988,475 (988,475 as-converted)

Bay Pond Investors (Bermuda) L.P.

c/o Wellington Management Company, LLP

280 Congress Street

Boston, MA 02210

Attention: Emily Babalas

Telephone No: +1-617-790-7770 Fax No: +1-617-289-5699

Email Address: seclaw@wellington.com

718,759 (718,759 as-converted)

Ithan Creek Master Investors (Cayman) L.P.

c/o Wellington Management Company, LLP

280 Congress Street

Boston, MA 02210

Attention: Emily Babalas

Telephone No: +1-617-790-7770 Fax No: +1-617-289-5699

Email Address: seclaw@wellington.com

278,448 (278,448 as-converted)

Signet Healthcare Partners QP Partnership III LP c/o Signet Healthcare Partners LP 152 W 57th Street 19th Floor New York NY 10019 Attn: James Gale	2,188,326 (2,188,326 as-converted)

Signet Healthcare Partners Accredited Partnership III LP c/o Signet Healthcare Partners LP 152 W 57th Street 19th Floor New York NY 10019 Attn: James Gale	459,312 (459,312 as-converted)

SCHEDULE B

COMMON HOLDERS

Name and Address	Number of Shares Held
Frederick D. Sancilio **** ****	990,600

Carolyn A. Sancilio **** ****	694,300

Stephan S. Porter	285,200
**** ****

Daren Graham **** ****	943,500

Subransu Tripathy **** ****	444,900

Alan W. Dunton **** ****	188,700

Patrick M. Gray **** ****	188,700

Dennis H. Langer **** ****	188,700

Roderick P. Jackson **** ****	188,700

Thorsteinn Thorsteinsson **** ****	15,725

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on             20     , by the undersigned (the “Holder”) pursuant to the terms of that certain Second Amended and Restated Stockholders’ Agreement dated as of May 21, 2014 (the “Agreement”), by and among the Company and certain of its Stockholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1 Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”) or options, warrants or other rights to purchase such Stock (the “Options”), for one of the following reasons (Check the correct box):

☐	as a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐	as a transferee of Shares from a party in such party’s capacity as a “Common Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Common Holder” and a “Stockholder” for all purposes of the Agreement.

☐	as a new Investor in accordance with Subsection 8.1(a) of the Agreement, in which case Holder will be an “Investor” and a “Stockholder” for all purposes of the Agreement.

1.2 Agreement. Holder hereby (a) agrees that the Stock Options, and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

Holder: By: Name and Title of Signatory	ACCEPTED AND AGREED: SANCILIO & COMPANY, INC.
Address: Facsimile Number:	By: Title:

Signature Page to Adoption Agreement